April 2008 Pricing Sheet dated April 18, 2008 relating to Preliminary Pricing Supplement No. 593 dated March 28, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Equities and Commodities

Capital Protected Notes due October 25, 2013
Based on the Value of a Basket of Three Equity Indices and a Commodity Index

PRICING TERMS – APRIL 18, 2008
Issuer:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$1,275,000
Pricing date:	April 18, 2008
Original issue date:	April 25, 2008 (5 business days after the pricing date)
Maturity date:	October 25, 2013
Interest:	None
Basket:	Basket Indices	Weighting	Initial Value
	S&P 500® Index	30%	1,390.33
	Dow Jones-AIG Commodity IndexSM (the “commodity index”)	30%	214.31
	MSCI EAFE Index®	30%	2,116.31
	The Russell 2000® Index	10%	721.07
Payment at maturity:	The payment at maturity per $1,000 stated principal amount of notes will equal: $1,000 + supplemental redemption amount, if any In no event will the payment at maturity be less than $1,000.
Supplemental redemption amount:	(i) $1,000 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0
Participation rate:	100%
Basket performance:	Sum of the performance values for each of the basket indices
Performance value:	For each basket index: [(final value - initial value) / initial value] x weighting
Initial value:
S&P 500 index, MSCI EAFE index and Russell 2000 index: the closing value on the pricing date
Commodity index: the official settlement price of the commodity index on the pricing date
See “Basket—Initial Value” above.

Final value:	Each basket index (other than the commodity index): the closing value on the determination date Commodity index: the official settlement price on the determination date
Determination date:	October 18, 2013, subject to adjustment for certain market disruption events
CUSIP:	6174465J4
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Note	$1,000	$35	$965
Total	$1,275,000	$44,625	$1,230,375

(1)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement.

“Standard &Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500®” and “500®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  “MSCI EAFE Index®” is a trademark of MSCI Inc., and has been licensed for use by Morgan Stanley.  “Dow Jones,” “AIG®” “Dow Jones–AIG Commodity IndexSM” and “DJ-AIGCISM” are service marks of Dow Jones & Company, Inc. and American International Group and have been licensed for use by Morgan Stanley.  The “Russell 2000® Index” is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by any of the foregoing index publishers, and the index publishers make no representation regarding the advisability of investing in the notes.

You should read this document together with the preliminary pricing supplement describing the offering, and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 593 dated March 28, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.